Exhibit 5.1

Reed Smith LLP 599 Lexington Avenue New York, NY 10022-7650 +1 212 521 5400 Fax +1 212 521 5450 reedsmith.com

July 17, 2015

Juniper Pharmaceuticals, Inc.

Four Liberty Square

4th Floor

Boston, Massachusetts 02109

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel for Juniper Pharmaceuticals, Inc., a Delaware corporation (the “Company”), in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of 1,000,000 shares of common stock, par value $0.01 per share, of the Company (the “Shares”) issuable under the Company’s 2015 Long Term Incentive Plan (the “Plan”) pursuant to the registration statement on Form S-8 filed by the Company on July 17, 2015 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or the prospectus forming a part thereof, other than as to the issue of the Shares.

In connection with the foregoing, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials, and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion. As to questions of fact material to this opinion that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company.

Based upon the foregoing, we are of the opinion that, as of the date hereof, when the Shares shall have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the purchasers, and have been issued by the Company against payment therefor in the circumstances contemplated by the Plan, and assuming in each case that the individual issuances, grants or awards under the Plan are duly authorized by all necessary corporate action of the Company and duly issued, granted or awarded and exercised in accordance with the requirements of law and the Plan (and the agreements and awards duly adopted thereunder and in accordance therewith), the issue and sale of the Shares will have been duly authorized by all necessary corporate action of the Company and the Shares will be validly issued, fully paid and non-assessable.

In giving the opinions in this letter, we have assumed that at the time of the issuance of the Shares, (i) the Company will validly exist and be duly qualified and in good standing under the laws of its jurisdiction of incorporation, (ii) the Company will have the necessary corporate power and due authorization, (iii) the terms of the Shares and of their issuance and sale will have been established in conformity with and so as not to violate, or result in a default under or breach of, the certificate of

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Juniper Pharmaceuticals, Inc. July 17, 2015 Page 2

incorporation and bylaws of the Company and any applicable law or any agreement or instrument binding upon the Company and so as to comply with any requirement or restriction imposed by any court or governmental or regulatory body having jurisdiction over the Company, (iv) sufficient shares of Common Stock will be authorized for issuance under the certificate of incorporation of the Company that have not otherwise been issued or reserved or committed for issuance, (v) the consideration paid by the Selling Shareholder upon issuance of each Share will not be less than the par value thereof, and (vi) none of the documents reviewed by us as of the date hereof have been rescinded or modified in any manner inconsistent with the opinion expressed herein.

Our opinion is based (i) as to matters of law solely on applicable provisions of the laws of the state of Delaware, and we express no opinions as to any other laws, statutes, ordinances rules, or regulations and (ii) on such corporate records as we deemed necessary or appropriate.

We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Reed Smith LLP

REED SMITH LLP a Limited Liability Partnership

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